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                                                                   EXHIBIT 99.1


July 31, 2008

Dear Stockholder:

Enclosed is our 46th consecutive dividend of $0.06 per share payable July 31, 2008, to stockholders of record on July 16, 2008.

Consolidated net-after-tax earnings (un-audited) for the quarter ending June 30 represented a loss of $326,772, or $0.26 per share as compared to income of $404,590, or $0.29 per share for the same period last year. During the 2nd quarter the bank made a provision for loan loss in the amount of $800,000 which was responsible for the loss in income. While we have yet to experience any losses in our loan portfolio and do not anticipate any at this time, the continuation of troubles in the real estate markets dictates that we prepare ourselves for unexpected changes. Combining the unsettled real estate market with the general downturn in the economy, it seemed prudent for the bank to take the provision to protect against any potential future loss and to provide for a level of protection for future earnings.

Community Bank has had a solid history of maintaining our credit quality and we have confidence that this trend will continue. However, since we are unable to predict how long the downturn may last nor can we predict the impact it may have on the economy, we feel that it is prudent to take a conservative approach. As long as the quality of our portfolio remains constant, we do not anticipate the need for any large additions to our provision in the near future. The loss in the 2nd quarter translates to a loss of $245,894 or $0.20 per share for the first 6 months of 2008 as compared to profit of $0.94 per share a year earlier.

On a positive note, the bank's net interest income (NII) has begun to show signs of improvement as our efforts to improve profitability begin to take hold. NII of $2,100,313 for the quarter exceeded last quarter's results by $61,578, or 3.0%. As the main source of the bank's earnings, this is a very positive result. We anticipate that this trend will continue and that earnings during the second half of 2008 will continue to show improvement as well. The dramatic decline in interest rates over the last several months has had a significant impact on our income, particularly our income from loans. For the period ending June 30 we have realized $7,968,807 in interest income which is $537,773, or 6.32% less than last year. The stabilization of interest rates should halt this decline and add stability to the bank's margin.

Despite the troubles in the real estate market, our mortgage department continues to be a success. Through June 30 we have originated approximately $15 million in mortgages which have generated $315,459 in income. This total exceeds last year's income through the 2nd quarter by $108,755, or 52.6%. We are particularly pleased with this result considering the current market conditions and are very optimistic that mortgage lending will continue to be a major contributor to future earnings once the market turns.


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Stockholder Letter
July 31, 2008
Page Two


Our North Wheaton facility continues to exceed our expectations. As of June 30 we have gathered $13.3 million in deposits. We are particularly pleased with the location and the results to date. While the majority of new business is coming from the Wheaton market, 23% of new clients are from Carol Stream and an additional 13% are coming from the Winfield market. The addition of the new facility has effectively allowed us to expand our market presence.

We have heard from several shareholders expressing concern over the recent decline in our stock value. There are several factors in play which influence this process. Foremost is the fact that shares of CFS are thinly traded which makes it difficult to sell shares quickly. In the event of the settling of an estate for example, most brokers are not willing to offer the market price due to their concern over their ability to resell the shares. A large part of this concern is a reflection on the general market views on bank stocks in general. Your investment in CFS has always been a long term investment. The fact that we are a publicly traded company exposes us to fluctuations in our stock price. Despite this, we are confident in the value of our shares.

We enjoyed seeing many of you at our recent Annual Shareholders meeting held at our Glen Ellyn Facility. For those of you unable to attend, during the course of the meeting all directors were elected to serve for an additional year and the CPA firm of BKD was re-appointed as our independent accountants. During the course of the meeting President Hamer provided an update on 2007 results as well as a look forward. A copy of his comments is enclosed with this letter.

As always, your comments are appreciated.

ON BEHALF OF
THE BOARD OF DIRECTORS

/s/ Scott W. Hamer                          /s/ Donald H. Fischer
----------------------------                ----------------------------
Scott W. Hamer, President & CEO             Donald H. Fischer, Chairman



This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding business strategies, intended results and future performance. Forward-looking statements are preceded by such terms as "expects," "believes," "anticipates," "intends," and similar expressions. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.